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CONTACT:
NORRIS BATTIN
nbattin@usa.net

FOR IMMEDIATE RELEASE

      COOPER SIGNS AGREEMENT TO SELL HOSPITAL BUSINESS TO UNIVERSAL HEALTH
                                    SERVICES

IRVINE, Calif., March 15, 1999 - The Cooper Companies, Inc. (NYSE/PCX: COO) announced today that it had signed a definitive agreement to sell the remainder of its Hospital Group of America (HGA) psychiatric services business to Universal Health Services, Inc. (NYSE: UHS). Cooper expects the transaction to close by April 30, 1999. The agreement calls for Universal to pay Cooper $27 million at closing, plus up to an additional $3 million if certain contingencies are met.

Commenting on the use of proceeds when the transaction closes, A. Thomas Bender, Cooper's Chief Executive Officer said, "We intend to use the cash either to repay debt or make other investments that meet our hurdle rates. If we were to use the entire amount to reduce debt, we would add $1.8 million in pretax profit to continuing operations going forward or about $.08 per share to after tax earnings."

After the closing, Cooper will be a pure medical device company competing in two attractive markets, vision care and women's healthcare.

In the fourth quarter of 1998, Cooper declared HGA a discontinued operation and, in January, sold HGA's MeadowWood Hospital to Focus Healthcare, LLC for approximately $5 million in cash and trade receivables.

Forward Looking Statements

Statements in this report not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those currently accrued, costs of litigation and business divestitures,


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and items listed in Cooper's SEC reports, including the section titled
"Business" in its Annual Report on Form 10-K for the year ended October
31, 1998.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products.

CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, Calif.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.



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